Exhibit 10gg-7

SEVENTH AMENDMENT TO THE

BELLSOUTH RETIREMENT SAVINGS PLAN

THIS SEVENTH AMENDMENT to the BellSouth Retirement Savings Plan (the "Plan") is made effective as of April 1, 2006, by the BellSouth Retirement Savings Plan Committee (the "Committee").

W I T N E S S E T H:

WHEREAS, BellSouth Corporation ("BellSouth") maintains the Plan for the benefit of its employees and employees of certain of its affiliates;

WHEREAS, Section 19.1 of the Plan provides that the Plan may be amended at any time by action of the delegate of the Board of Directors of BellSouth Corporation;

WHEREAS, the Board has delegated the authority to approve amendments to the Plan to the Executive Nominating and Compensation Committee, which in turn has delegated this authority to the Committee;

WHEREAS, Section 22.4 of the Plan provides that any amendment to this Plan automatically shall be effective as to each Participating Company without any further action by any Participating Company;

WHEREAS, the Committee agreed at its June, 2005 and October, 2005 meetings to allow participants, effective April 1, 2006, to designate certain contributions as Roth elective contributions in accordance with Section 402A of the Internal Revenue Code of 1986, as amended, and applicable regulations thereunder.

NOW, THEREFORE, pursuant to the authority delegated by the Committee, the undersigned officer approves the following amendments to the Plan:

1.

Amend the Plan by adding a new Section 26 to the end thereof:

Section 26.	Roth Elective Deferrals

1.          General Application. This Section 26 will apply to contributions occurring on or after April 1, 2006. Under this Section 26, the Plan will accept Roth elective deferrals made on behalf of a Participating Employee. Such Roth elective deferrals will be allocated to a separate account maintained for such deferrals as described in Section 26.2 hereof. Unless specifically stated otherwise, Roth elective deferrals will be treated as Before-Tax Contributions for all purposes under the Plan.

2.          Separate Accounting. Contributions and withdrawals of Roth elective deferrals will be credited and debited to the Roth elective deferral account maintained for each Participating Employee. The Plan will maintain a record of the amount of Roth elective deferrals in each Participating Employee’s Account and will allocate gains, losses, and other credits or charges to such account on a reasonable and consistent basis. No contributions other than Roth elective deferrals and properly attributable earnings will be credited to each Participating Employee’s Roth elective deferral account.

3.	Rollovers.

a.            Notwithstanding anything in the Plan to the contrary, a direct rollover of a distribution from a Roth elective deferral account under the Plan will only be made to another Roth elective deferral account under an applicable retirement plan described in Code Section 402A(e)(1) or to a Roth IRA described in Code Section 408A, and only to the extent the rollover is permitted under the rules of Code Section 402(c).

b.            Notwithstanding anything in the Plan to the contrary, the Plan will accept a rollover contribution to a Roth elective deferral account only if it is a direct rollover from another Roth elective deferral account under an applicable retirement plan described in Code Section 402A(e)(1) and only to the extent the rollover is permitted under the rules of Code Section 402(c).

c.            Eligible rollover distributions from a Participating Employee’s Roth elective deferral account are taken into account in determining whether the total amount of the Participating Employee’s account balances under the Plan exceeds $1,000 for purposes of mandatory distributions from the Plan.

d.            The provisions of the Plan that allow a Participating Employee to elect a direct rollover of only a portion of an eligible rollover distribution but only if the amount is at least $500 is applied by treating any amount distributed from the Participating Employee’s Roth elective deferral account as a separate distribution from any amount distributed from the Participating Employee’s other Accounts in the Plan, even if the amounts are distributed at the same time.

4.          Correction of Excess Contributions. In the case of a distribution of excess contributions, a highly compensated employee may designate the extent to which the excess amount is composed of Before-Tax Contributions and Roth elective deferrals but only to the extent such types of deferrals were made for the applicable year. If the highly compensated employee does not designate which type of elective deferrals are to be distributed, the Plan will distribute Before-Tax Contributions first.

5.          Roth Elective Deferrals. A Roth elective deferral is an elective deferral that is (a) designated irrevocably by the Participating Employee at the time of the cash or deferred election as a Roth elective deferral that is being made in lieu of all or a portion of the Before-Tax Contributions the Participating Employee is otherwise eligible to make under the Plan and (b) treated by the Participating Employer as includible in the Participating Employee’s income at the time the Participating Employee would have received that amount in cash if the Participating Employee had not made a cash or deferred election.

2.

Any other provisions of the Plan not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed by the duly authorized representative of the Committee.

BELLSOUTH RETIRMENT SAVINGS PLAN COMMITTEE

/s/ Richard D. Sibbernsen

By: Richard D. Sibbernsen, Chairman

May 7, 2006 ________________________
Date